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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

July 15, 1999

PacifiCare Health Systems, Inc.
3120 Lake Center Drive
Santa Ana, California 92704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), with the Securities and Exchange Commission covering the registration of 6,194,500 shares of the Company's Common Stock, par value $.01 (the "Shares"), to be sold by a certain stockholder, as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

Barbara L. Borden